Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2005 Equity Incentive Plan and the 2005 Employee Stock Purchase Plan of Ventana Medical Systems, Inc. of our reports dated March 15, 2005, with respect to the consolidated financial statements and schedule of Ventana Medical Systems, Inc., Ventana Medical Systems, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Ventana Medical Systems, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Phoenix, Arizona

July 25, 2005